UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                               FORM 10-QSB

             QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001

                     BALTIA AIR LINES, INC. (Baltia)
          (Exact name of registrant as specified in its charter)

  STATE of NEW YORK                               11-2989648
  (State of Incorporation)        (IRS Employer Identification No.)

          63-25 SAUNDERS STREET, SUITE 7 I, REGO PARK, NY 11374
                 (Address of principal executive offices)

  Registrant's telephone number, including area code: (718) 275 5205


  Check whether the issuer (1) filed all reports required to be filed by
  Section 13, or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. No [x] Yes [x] Required report filed herewith.

                        Class                      Number of Shares
     Common Stock - Par Value $.0001 Per Share          6,937,584
     Preferred Stock - Par Value $.01 Per Share           275,250


  Transitional Small Business Disclosure Format (Check one): No [X]


  PART ONE - FINANCIAL INFORMATION

  Item 1.  Financial Statement.

                BALTIA AIR LINES, INC.
                BALANCE SHEETS
                As At SEPTEMBER 30, 2001
  ASSETS
  Current Assets
     Cash                                            $ 1327
  Total Current Assets                                1,327
  Fixed Assets
  Property, Plant and Equipment
      Property, Plant and Equipment                  89,656
      Less Accumulated Depreciation                  41,626
   Net Property, Plant and Equipment                 48,030
  Other Assets

    Premedia Costs                                   79,218
  Total Other Assets                                 79,218
       TOTAL ASSETS                           $     128,575

  LIABILITIES AND STOCKHOLDERS EQUITY
  Current Liabilities
    Accounts Payable                                $ 36568
  Total Current Liabilities                          36,568
  Other Liabilities
    Officers Loan                                   117,000
  Total Other Liabilities                           117,000
  Stockholders Equity
     Common Stock                                       694
     Preferred Stock                                  2,753
     Paid-in-Capital                              7,991,201
     Retained Earnings                           (8,019,541)
     Treasury Stock                                    (100)
  Total Stockholders Equity                         (24,993)
   TOTAL LIABILITIES AND STOCKHOLDERS EQUITY  $     128,575


  BALTIA AIR LINES INC.
  STATEMENTS OF CHANGES OF SHAREHOLDERS EQUITY
  NINE MONTHS ENDED SEPTEMBER 30, 2001

                               Preferred Stock     Common Stock        Additional
                               Shares Par Value  Shares   Par Value   Paid In Capital
  Balance - Dec 31, 2000      275,250   $2,753   3,987,083      399    $ 7,986,755
  2001 Issue-Preferred Stock        0        0           -         -
  2001 Issue-Common Stock           -        -   2,950,501      295          4,446
  Balance - Sept 30, 2001     275,250    2,753   6,937,584      694      7,991,201


                               STATEMENT OF OPERATIONS

                                    Nine months Ended       August 24, 1989
                                          Sept 30,            (Inception) to
                                      2001         2000      Sept 30, 2001
                                       (Unaudited)            (Unaudited)

   Revenues                              0           0                0
   Expenses
     Depreciation                    9,606       9,606           41,626
   Interest Expense                      0           0        1,242,363
   General and
      Administrative                 7,042      12,557        2,415,627
    Professional fees                    0       5,662        2,005,608
   Service contributions                 0           0        1,352,516
    Training Expense                     0           0          225,637
    FAA Certification                    0           0          206,633
   Media Costs                      79,218      79,218          283,865
   Abandoned fixed assets                0           0          205,162
      Total expenses                95,866     107,043        7,979,037
   Net loss                        (95,866)   (107,043)      (7,979,037)



                               STATEMENT OF CASH FLOWS


   Cash flows from Operations          Nine months Ended       Aug 24, 1989
                                            Sept 30,           (inception) to
                                        2001        2000      Sept 30, 2001
                                           (Unaudited)        (Unaudited)
   Net Income                          (95,866)   (107,003)  (8,019,540)
   Adjustments to reconcile net
   loss to net cash provided by
   operations:
   Depreciation                          9,606       9,606      261,036
   Change in Property, Plant and
   Equipment                                 0           0     (309,066)
   Interest paid by stock                    0           0       63,500
   Change in Premedia costs             79,218      79,218      316,872
   Change in Accounts Payable                0     (17,250)   1,841,012
   Change in Officers Loan                   0      (3,750)    (251,890)
   Service Contributions                     0           0    1,352,516
   Total Adjustments                    88,824      67,824    3,273,980
   Net Cash Provided by Operations      (7,042)    (39,179)  (4,745,560)
   Cash flows from Financing Activities:
   Shareholder Loans                         0           0    1,351,573
   Paid In Capital                       4,471      39,696    2,758,956
   Issuance of Common Stock                271           0    1,133,705
   Issuance of Preferred Stock               0           0        2,753
   Issuance of Treasury Stock                0           0     (500,100)
   Net Increase(Decrease) in Cash       (2,300)        517        1,327
   Equivs
   Cash and Cash Equivalents -           3,627       2,935            0
   Beginning
   CASH AND CASH EQUIVALENTS -           1,327       3,452        1,327
   ENDING


  NOTES TO FINANCIAL STATEMENTS

        I. ORGANIZATION, NATURE OF OPERATIONS, GOING CONCERN
  CONSIDERATIONS

           (A) Organization

            The Company was incorporated under the laws of the state of New York on August 24, 1989.

           (B) Nature of Operations

            The Company was formed to provide commercial, passenger, cargo and mail air transportation between New York and Russia.

            Since inception, the Company's primary activities have been raising of capital, obtaining financing and obtaining Route Authority and approval from the U.S. Department of Transportation. The Company has not yet commenced revenue producing activities. Accordingly, the Company is deemed to be a Development Stage Company.

             2. ACCOUNTING POLICIES

           (A) Cash and Cash Equivalents

            The Company considers cash and cash equivalents to be all short term investments which have an initial maturity of three months or less.

           (B) Property and Equipment

            The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the lesser of the term of the related lease or the estimated lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and tax purposes.

            (E) Income Taxes

            Deferred income taxes arise from temporary differences between the recording of assets and or liabilities reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. To the extent that the total of deferred tax assets are not realized, a reserve is established.

             3. PROPERTY and EQUIPMENT

             Property and equipment at September 30, 2001 (Unaudited) consisted of the following;

    Office Equipment                $53,406
    Furniture & Fixtures              6,782
    Automobiles                      29,465
       Total                         89,656
    Less, Accumulated Depreciation  (41,626)
    Total Property and Equipment    $51,232

             The useful lives of property and equipment for purposes of computing depreciation are;

  Office equipment   5-7 years
  Automobiles        5 Years

             5. RELATED PARTY TRANSACTIONS

            The Company's legal counsel, Steffanie Lewis, of the International Business Law Firm, P.C. owns 803,750 restricted shares of common stock at March 31, 2001 or approximately 12.8% of the Company's issued and outstanding common stock. Ms. Lewis was issued 125,000 restricted common shares in June 1997 in exchange for legal work performed in connection with various certifications, authorities and financial matters. She was previously issued 33,333 of restricted common shares in exchange for the first six months preparation of the 1990 application to the Department of Transportation for Air Line Fitness Certification.

            On June 30, 1997 Steffanie Lewis was issued 125,000 restricted common shares, as negotiated with the management of the Company, in exchange for the total due to her, in the amount of $1,624,432.

            On June 23, 1997 Igor Dmitrowsky, President of the Company and a shareholder, relinquished the amount due to him totaling
  $22,142. Accordingly, the Company has recorded Contributed Capital in the amount of $22,142.

            On March 30, 1998, Various shareholders including Igor Dmitrowsky, President of the Company relinquished the amounts due them totaling $160,983. Accordingly, the Company recorded Contributed Capital in the amount of $160,983.

            On September 1998, Igor Dmitrowsky, President of the Company and a shareholder, relinquished the amount due to him totaling
  $45,711. Accordingly, the Company has recorded Contributed Capital in the amount of $45,711.

            On September 1998, Leonard Becker, a shareholder, relinquished the amount due to him totaling $57,000. Accordingly, the Company has recorded Contributed Capital in the amount of $57,000.

            6. INCOME TAXES

            At September 30, 2001 the Company has a net operating loss carry forward of $7,923,675 which is available to offset future taxable income. The carry forwards start to expire between the year 2006 and 2013. The Company is still liable for certain minimum state and city taxes.

            As of September 30, 2001, a net deferred tax benefit has not been reflected to record temporary differences between the amount of assets and liabilities recorded for financial reporting and income tax purposes due to the establishment of a 100% valuation allowance relating to the uncertainty of recoverability.

            7. STOCKHOLDERS' DEFICIT

           (A) Stock Options

           In 1992, the Company granted options to purchase 43,583 restricted shares of common stock, at $80.00 per share, to certain private investors. These options expire upon the passing of thirty full calendar months after the Company has made a public sale of securities in compliance with the Securities Act of 1933, as amended, or the passing of twenty years from date of said agreements, whichever is earlier. As of September 30, 2001, no options have been exercised.

           (B) Retirement or Stock

            On November 4, 1992, the Company issued 10,416 restricted shares of stock for $500,000 to a private investor. On November 24, 1992, these shares were repurchased for the same amount from the investor and subsequently retired.

           (C) Acquisition of Common Treasury Stock

            On September 28, 1998 the Company purchased from Igor Dmitrowsky, president of the Company, 833,333 common shares for $100 and has granted him an option to repurchase 1,000,000 common shares from the Company at $100 upon the completion or the Company's inaugural flight or upon the exercise of any warrants, whichever occurs first.

           (D) Reverse Stock Split

            On August 24, 1995, the Board of Directors authorized and the majority of the current shareholders ratified a ten for one reverse stock split of the Company's $.0001 par value common stock.

            On December 31, 1997, the Board of Directors authorized and the majority of the current shareholders ratified a two for one reverse stock split of the Company's $.000l par value common stock.

            On September 29, 1998, the Board of Directors authorized and the majority of the current shareholders ratified a one and two tenths (1.2) for one reverse stock split of the Company's $.0001 par value common stock.

            All references in the accompanying financial statements to the number of common shares, warrants and per share amounts have been restated to reflect the reverse stock splits.

            (E) Preferred Shares

            On December 7, 1998, the Company amended its Articles of Incorporation thereby, increasing the authorized aggregate number of preferred stock shares from 15,000 preferred stock shares at no par value to 500,000 preferred stock shares at $.01 par value.

           (F) Contributed Capital

            The Company has recorded service contributions from certain key officers who have worked for and on behalf of the Company. The service contribution amounts have been calculated based on an a normal rate of compensation, on either a full or part time basis, as based on the number of hours worked by each individual.

            The Company maintains no obligation, present or future, to pay or repay for any and all service contributions received.
  Accordingly, the Company has not recorded a liability for, accrued for, and/or accounted for any monetary reserves in connection with the service contributions.

            On June 23, 1997, certain of the Company's management relinquished the amount due them for back-pay totaling $270,928
  Accordingly, the Company has recorded Contributed Capital in the amount of $270,928.

  Item 2.   Management's Discussion and Plan of Operation.

       The Company has been working with consultants to refine tools and procedures for implementing its revenue operations plan for use when management, with the advice of consultants, determines the appropriate time. Administrative activities have been conducted to further that end and to pursue the suit identified above.

       The Company expects to maintain over the next twelve months. In the absence of outside investors, management is foregoing compensation and expects to contribute administrative costs necessarily incurred.

       The Company plans no product research and development at this time or any purchase or sale of equipment. There is no significant change in the personnel disclosed in Registration Statement 333-37409.


  PART II - OTHER INFORMATION

  Item 1.     Legal Proceedings.

            On February 1, 2000,in the US District Court for the
  Southern District of New York, the Company sued Canadian Imperial Bank of Commerce and its wholly-owned subsidiary, CIBC Oppenheimer Corp., for action under its clearing agency license that violated securities laws and RICO and requested ancillary jurisdiction over certain state causes of action. The court found that CIBC's refusing to clear any purchase of the Company's registered securities in violation of
  Section 17A(b)(6) and its concealing the material risk that it might do so, arbitrarily and at will, gave the Company no cause of action. The US Court of Appeals for the Second Circuit affirmed and remanded for a hearing on sanctions. Details were reported on Form 10_QSB for the second quarter of 2001.

  Item 2.     Changes in Securities.

       The following shares were issued to the following persons at par value under exemption 4(2)for services rendered.

       Yorktown Consulting Srvs.380,000
       Airline Software          50,000
       Thomas McDermott          30,000
       Paul Roth                 30,000
       Steven Orlikoff           15,000
       Mark Drimer               10,000
       Daina Jerumanis           15,000

       The following shares were issued under exemption 4(3) to the following persons on 7/09/01 for cash at the per share price listed.

       Neil Jones                 8,333   $0.17
       Neil Jones                20,000    Par
       Socrates Skiadas           4,167    0.17
       Socrates Skiadas          10,000    Par
       Hart Rotenberg             4,167    0.17
       Hart Rotenberg            10,000    Par
       Richard Charbit           16,667    0.17
       Richard Charbit           40,000    Par
       David Marston              6,000    Par
       Joseph Rotenberg           4,167    0.17
       Joseph Rotenberg          10,000    Par

  Item 3.     Intentionally omitted.

  Item 4.     Submission of Matters to a Vote of Security Holders.

       The Annual Shareholders' Meeting was held on August 24, 2001, at 63-25 Saunders St., Rego Park, NY 11374 at 9:00 AM. Notices were mailed via first class mail to all shareholders on August 4, 2001. With an absolute majority of shares being present, the shareholders unanimously reelected the Directors:

            Igor Dmitrowsky          - to serve as Chairman
            Walter Kaplinsky         - to serve as Secretary
            Andris Rukmanis
            Anita Schiff-Spielman

  The issuance of the following shares to the below names persons was ratified and authorized.

       Igor Dmitrowsky        2,396,000
       Aina Dmitrowsky           26,000
       Steffanie Lewis          245,000
       Walter Kaplinsky         210,000
       Richard Charbit          256,667
       Yorktown Consulting Srvs.380,000
       Airline Software          80,000
       Paul Roth                 30,000
       E.S.P. Dos                40,000
       Andris Rukmanis           10,000
       Robert Strom              80,000
       Terry Warren              25,000
       Pandu Gururaj             20,000
       Sriam Das                  5,000
       John Stolarz              10,000
       Mark Drimer               10,000
       Ilona Priedite            15,000
       Regina Kaplinsky          15,000
       Steven Orlikoff           15,000
       Daina Jerumanis           15,000
       Neil Jones                28,333
       Socrates Skiadas          14,167
       Hart Rotenberg            14,167
       David Marston              6,000
       Joseph Rotenberg          14,167
       Thomas McDermott          30,000

       Stock options in the following amounts, for the purchase of an equal number of common shares at par value exercisable anytime after January 1, 2002, were issued to the following persons: Igor Dmitrowsky
  - 1,200,000; Steffanie Lewis - 300,000; Walter Kaplinsky - 200,000; Richard Charbit - 230,000; Andris Rukmanis - 20,000; Paul Roth - 30,000. Igor Dmitrowsky is authorized to execute documents and make any arrangements he deems appropriate in order to obtain financing, and to purchase or lease aircraft. Igor Dmitrowsky and the Company's Legal Counsel were authorized to prosecute legal action, as they deem appropriate, against CIBC Oppenheimer Corp. and its parent Canadian Imperial Bank of Commerce.

  Item 5.     Intentionally omitted.

  Item 6.     Intentionally omitted.

                                SIGNATURES

  In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

  BALTIA AIR LINES, INC., Registrant

  Date: 12-16-2001      ____ IGOR DMITROWSKY (signed) _____
                    By: Igor Dmitrowsky, President


  Date: 12-16-2001      ____ WALTER KAPLINKSY (signed)_____
                    By: Walter Kaplinsky, Secretary

  [BLTQ01-3.wpd 011216]